FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS ANNOUNCES
PHASE III AQUAVAN® TRIAL MEETS PRIMARY ENDPOINT

BALTIMORE, MD, March 24, 2005 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) today announced that a Phase III study of AQUAVAN® Injection in patients undergoing elective colonoscopy procedures met its primary efficacy endpoint without any serious adverse events. The results were based on a randomized, open-label study designed to assess the efficacy of AQUAVAN® and its safety versus midazolam HCl for sedation in patients undergoing colonoscopy procedures. A total of 278 patients were enrolled and randomly assigned to receive AQUAVAN® (N=209) or midazolam (N=69).

The primary efficacy endpoint in the trial was success of sedation, defined as three consecutive Modified Observer’s Assessment of Alertness/Sedation (MOAA/S) scores less than or equal to 4, and completing the procedure without employing alternative sedative medications and without requiring manual or mechanical ventilation. Treatment with AQUAVAN® resulted in a sedation success rate of 96%. In general, patients who received AQUAVAN® experienced deeper levels of sedation for longer sustained periods than patients who received midazolam, which led to a higher level of adverse events in the AQUAVAN® treatment group. Patients treated with AQUAVAN® showed a median time to sedation of 2 minutes and a median time to full recovery from the end of the procedure of 11 minutes.

Dean J. Mitchell, President and Chief Executive Officer of Guilford, remarked, “Market research supports the need for a new procedural sedation agent that provides rapid onset and recovery from sedation, is easy to administer and control, and can be safely administered without the need for a dedicated anesthesiologist. Based on these results, we believe AQUAVAN® can satisfy that product profile; however, a lower dose than used in this Phase III trial would be more appropriate to meet the characteristics of a drug ideal for procedural sedation. Our intention is to ensure the highest probability of regulatory and commercial success for AQUAVAN®. Accordingly, we have voluntarily suspended enrolling patients in our ongoing clinical trials in order to review dosing levels. With the dosing level data from other trials, in addition to the colonoscopy data, we plan to meet with the Food and Drug Administration within the next several weeks to determine the optimal clinical plan to obtain approval and achieve our desired label. While these activities may modestly extend our timeline for filing the NDA, we think it will best enhance the product’s commercial opportunity.”

Webcast

A detailed review of the results of the Phase III trial will be presented via webcast on April 6, 2005 beginning at approximately 12:15 p.m. E.T. To participate in the webcast, log on to Guilford’s website at www.guilfordpharm.com at least 10 minutes prior to the start of the webcast. An icon that will launch the webcast will be available under the ‘Investors’ section under ‘Presentations.’

About AQUAVAN® Injection

AQUAVAN® Injection is a proprietary water-soluble prodrug of propofol. Unlike propofol, which is formulated in an oil or lipid-based emulsion, AQUAVAN® is formulated in a clear aqueous solution and is rapidly converted by an enzyme in the body called alkaline phosphatase into propofol after intravenous injection.

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary pharmaceutical products that target the hospital and neurology market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). For additional information about GLIADEL® and AGGRASTAT®, please see www.guilfordpharm.com under Products / Marketed Products.

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 7, 2005, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there is a significant risk that AQUAVAN® would not gain regulatory approval without further studies at a lower dose level, there is uncertainty that the Company will be successful in designing a clinical program that meets the regulatory requirements of FDA or achieves an appropriate dose level and there can be no assurance that the NDA filing will not be significantly delayed.

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Contact: Stacey Jurchison / 410-631-5022 / jurchisons@guilfordpharm.com